FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES THIRD QUARTER EARNINGS OF $0.46 PER SHARE; DECLARES CASH DIVIDEND

NORWICH, NY (October 27, 2008) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today net income per diluted share for the three months ended September 30, 2008 of $0.46 per share, which is the same per share earnings as the third quarter last year.  Similarly, net income for the three months ended September 30, 2008 was $15.1 million, the same as net income for the third quarter last year.  Return on average assets and return on average equity were 1.13% and 14.58%, respectively, for the three months ended September 30, 2008, compared with 1.17% and 15.41%, respectively, for the three months ended September 30, 2007.

Net income per diluted share for the nine months ended September 30, 2008 was $1.34 per share, up $0.12, or 9.8%, from $1.22 per share for the nine months ended September 30, 2007.  Return on average assets and return on average equity were 1.11% and 14.26%, respectively, for the nine months ended September 30, 2008, compared with 1.08% and 13.77%, respectively, for the nine months ended September 30, 2007.  Net income for the nine months ended September 30, 2008 was $43.5 million, up $2.1 million, or 5.1%, from the nine months ended September 30, 2007.  The increase in net income for the nine months ended September 30, 2008 compared with the nine months ended September 30, 2007 was primarily the result of increases in net interest income and noninterest income, partially offset by an increase in noninterest expense.

 NBT President and CEO Martin Dietrich said: “Given the current economic conditions and the credit crisis throughout our financial system, many challenges face the banking industry today.  Despite these challenges, we are extremely pleased with our earnings through the first nine months of 2008.  While many banks are currently distracted by major credit problems, we have maintained focus on our diligent underwriting practices and are proud of our disciplined credit culture.  We continue to maintain our capital above the minimum levels required to be “well capitalized” by our regulators.  Our efforts to stimulate our noninterest income growth through various fee income initiatives and other areas of noninterest income continue to produce outstanding results.  Noninterest income is up 19.1% year to date as of September 30, 2008, as compared with the same period last year.  In addition, we continue to grow our net interest income in this rate environment by strategically managing earning assets and interest bearing liabilities.  Our net interest margin was 3.91% for the nine months ended September 30, 2008, up from 3.61% for the same period in 2007.  We will continue to navigate through these difficult economic times focused on positioning our company for continued future success.”

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at September 30, 2008 were $24.7 million or 0.69% of total loans and leases compared with $30.6 million or 0.88% at December 31, 2007, and $30.7 million or 0.90% at September 30, 2007.  The decrease in nonperforming loans at September 30, 2008 from December 31, 2007 and September 30, 2007 was primarily the result of net charge-offs during the nine month period ending September 30, 2008 related to two large commercial loans, both of which had been previously identified and one of the two reserved for in 2007.  The allowance for loan and lease losses totaled $55.8 million at September 30, 2008, as compared with $54.2 million at December 31, 2007, and $54.8 million at September 30, 2007.

The Company recorded a provision for loan and lease losses of $7.2 million during the third quarter of 2008 compared with $4.8 million for the three months ending September 30, 2007.  The increase in the provision for loan and lease losses for the three months ended September 30, 2008 compared to the three months ended September 30, 2007 was due primarily to an additional charge off in the third quarter of 2008 related to the aforementioned large commercial loan which had not previously been reserved for.  Net charge-offs totaled $5.9 million for the three month period ending September 30, 2008, down from $7.0 million for the three months ended September 30, 2007.  The decrease in net charge-offs for the three months ended September 30, 2008 compared to the three months ended September 30, 2007 was due primarily to agricultural loan credit charge-offs in the third quarter of 2007, which did not repeat in the third quarter of 2008.  Net charge-offs to average loans and leases for the three months ended September 30, 2008 were 0.65%, compared with 0.82% for the three months ended September 30, 2007.  The Company’s allowance for loan and lease losses was 1.55% of loans and leases at September 30, 2008, compared with 1.57% at December 31, 2008 and 1.60% at September 30, 2007.

The Company recorded a provision for loan and lease losses of $19.5 million during the nine months ended September 30, 2008 as compared with $16.7 million for the nine months ended September 30, 2007.  Net charge-offs totaled $17.8 million for the nine months ended September 30, 2008, up from $12.4 million for the same period a year ago.  The increase in net charge-offs for the nine months ended September 30, 2008 was due primarily to additional charge-offs in 2008 related to two large commercial loans, which had been previously identified and reserved for in 2007 and an additional charge-off related to one of the aforementioned large commercial loans in the third quarter, which had not previously been reserved for.  Net charge-offs to average loans and leases for the nine months ended September 30, 2008 were 0.67%, compared with 0.49% for the nine months ended September 30, 2007.

Net Interest Income

Net interest income was up 14.2% to $47.0 million for the three months ended September 30, 2008 compared with $41.2 million for the three months ended September 30, 2007. The Company’s fully taxable equivalent (FTE) net interest margin increased from 3.56% for the three months ended September 30, 2007 to 3.94% for the three months ended September 30, 2008.  In addition, the Company experienced a 3.1% growth in average earning assets for the three months ending September 30, 2008 as compared to the three months ending September 30, 2007, due primarily to an increase in average loans and leases.  Although the yield on interest earning assets decreased 47 basis points, the yield on interest bearing liabilities declined 98 basis points, which contributed to the increase in the net interest margin for the three months ended September 30, 2008 compared to the same period for 2007.  The yield on money market deposit accounts declined from 3.38% for the three months ended September 30, 2007 to 1.83% for the three months ended September 30, 2008, while the yield on time deposits decreased 113 basis points for the same period.  The yield on short term borrowings declined 282 basis points for the three months ended September 30, 2008 as compared to the three months ended September 30, 2007 as a result of the 275 basis point drop in the Fed Funds Target Rate from 4.75% at September 30, 2007 to 2.00% at September 30, 2008.

Net interest income was up 11.3% to $137.1 million for the nine months ended September 30, 2008 compared with $123.2 million for the nine months ended September 30, 2007. The Company’s FTE net interest margin increased from 3.61% for the nine months ended September 30, 2007 to 3.91% for the nine months ended September 30, 2008.  In addition, the Company experienced a 2.5% growth in average earning assets for the nine months ending September 30, 2008 as compared to the nine months ending September 30, 2007 due primarily to an increase in average loans and leases.  Although the yield on interest earning assets decreased 38 basis points, the yield on interest bearing liabilities declined 79 basis points, which contributed to the increase in the net interest margin from the nine months ended September 30, 2007.  The yield on money market deposit accounts declined from 3.42% for the nine months ended September 30, 2007 to 1.95% for the nine months ended September 30, 2008, while the yield on time deposits decreased 75 basis points for the same period.  The yield on short term borrowings declined 223 basis points for the nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007 as a result of the aforementioned 275 basis point drop in the Fed Funds Target Rate.

Noninterest Income

Noninterest income for the three months ended September 30, 2008 was $19.0 million, up $2.5 million or 14.7% from $16.5 million for the same period in 2007.  The increase in noninterest income was due primarily to an increase in fees from service charges on deposit accounts and ATM and debit cards, which collectively increased $1.4 million as the benefits of various initiatives continued to enhance fee income.  In addition, broker/dealer and insurance revenue increased approximately $1.3 million for the three month period ended September 30, 2008 due primarily to revenue generated by Mang Insurance Agency, LLC, which was acquired during the third quarter of 2008.  Other noninterest income decreased $0.2 million for the three month period ended September 30, 2008, compared with the same period in 2007.  Net securities gains for the three month periods ended September 30, 2008 and 2007 were approximately $1.5 million for both periods.

Noninterest income for the nine months ended September 30, 2008 was $51.5 million, up $8.3 million or 19.1% from $43.2 million for the same period in 2007.  The increase in noninterest income was due primarily to an increase in fees from service charges on deposit accounts and ATM and debit cards, which collectively increased $5.8 million as the benefits of various initiatives continued to enhance fee income.  In addition, trust administration income increased $0.7 million for the nine month period ended September 30, 2008, compared with the same period in 2007.  This increase stems primarily from an increase in customer accounts resulting from successful business development.  Broker/dealer and insurance revenue increased approximately $1.6 million for the nine month period ended September 30, 2008 primarily due to the aforementioned acquisition.  Net securities gains for the nine month periods ended September 30, 2008 and 2007 were approximately $1.5 million for both periods.

Noninterest Expense and Income Tax Expense

Noninterest expense for the three months ended September 30, 2008 was $37.1 million, up from $31.2 million for the same period in 2007.  Salaries and employee benefits increased $1.0 million, or 6.1%, for the three months ended September 30, 2008 compared with the same period in 2007.  This increase was due primarily to increases in full time equivalent employees during 2008 largely due to new branch activity as well as the aforementioned acquisition.  Occupancy, equipment and data processing and communications charges were $8.4 million for the three months ended September 30, 2008, up $0.9 million, or 12.2%, from $7.5 million for the three months ended September 30, 2007.  This increase was due primarily to an increase in expenses related to the five new branches the Company has opened within the past year.  The Company recorded an impairment on lease residual assets totaling $2.0 million as a result of a growth in losses incurred from the sales of certain returned leased vehicles.  Other operating expenses were $5.3 million for the three months ended September 30, 2008, up $1.9 million from $3.4 million for the three months ended September 30, 2007.  This increase resulted primarily from the aforementioned losses incurred from sales of certain returned lease vehicles totaling approximately $0.9 million during the third quarter of 2008 due to reduced values of the vehicles.  In addition, Federal Deposit Insurance Corporation (“FDIC”) insurance premiums increased approximately $0.5 million for the three month period ending September 30, 2008 as compared to the same period in 2007.  Income tax expense for the three month period ended September 30, 2008 was $6.7 million, up from $6.6 million for the same period in 2007.  The effective rates were 30.7% and 30.2% for the three month periods ended September 30, 2008 and 2007, respectively.

Noninterest expense for the nine months ended September 30, 2008 was $106.5 million, up from $90.1 million for the same period in 2007.  Salaries and employee benefits increased $5.7 million, or 12.6%, for the nine months ended September 30, 2008 compared with the same period in 2007.  This increase was due primarily to increases in full time equivalent employees during 2008 largely due to new branch activity as well as the aforementioned acquisition, and reduced levels of incentive compensation in 2007.  Occupancy, equipment and data processing and communications charges were $25.4 million for the nine months ended September 30, 2008, up $2.6 million, or 11.8%, from $22.8 million for the nine months ended September 30, 2007.  This increase was due primarily to an increase in expenses related to the aforementioned branch openings.  Professional fees and outside services increased $2.0 million for the nine month period ended September 30, 2008, compared with the same period in 2007, due primarily to fees and costs related to the aforementioned noninterest income initiatives.  Loan collection and other real estate owned expenses were $1.8 million for the nine month period ended September 30, 2008, up from $1.0 million for same period in 2007.  The Company recorded an impairment on lease residual assets totaling $2.0 million as a result of a growth in losses incurred from the sales of certain returned leased vehicles.  Other operating expenses were $13.7 million for the nine months ended September 30, 2008, up $3.3 million from $10.4 million for the nine months ended September 30, 2007.  This increase resulted primarily from the aforementioned losses incurred from sales of certain returned lease vehicles totaling approximately $1.0 million during the period due to reduced values of the vehicles.  In addition, FDIC insurance premiums increased approximately $0.6 million for the nine month period ending September 30, 2008 as compared to the same period in 2007.    Income tax expense for the nine month period ended September 30, 2008 was $19.2 million, up from $18.3 million for the same period in 2007.  The effective rates were 30.6% and 30.7% for the nine month periods ended September 30, 2008 and 2007, respectively.

Balance Sheet

Total assets were $5.3 billion at September 30, 2008, up $133.4 million or 2.6% from $5.2 billion at December 31, 2007, and up $184.1 million or 3.6% from $5.2 billion at September 30, 2007.  Loans and leases were $3.6 billion at September 30, 2008, up $151.5 million or 4.4% from $3.5 billion at December 31, 2007, and up $185.1 million or 5.4% from $3.4 billion at September 30, 2007. The increase in loans and leases at September 30, 2008 as compared to December 31, 2007 and September 30, 2007 was due in large part to an increase in consumer loans of approximately $152.4 million and $168.4 million, respectively.  Total deposits were $4.0 billion at September 30, 2008, up $118.7 million or 3.1% from December 31, 2007, and up $40.7 million or 1.0% from September 30, 2007.  The increase from December 31, 2007 was due in large part to a $261.3 million, or 22.6%, increase in NOW and money market accounts, partially offset by a $178.3 million decrease in time deposits.  The increase from September 30, 2007 was due in large part to a $288.8 million, or 25.6%, increase in NOW and money market accounts, partially offset by a $269.9 million decrease in time deposits.  Stockholders’ equity was $421.1 million, representing a total equity to total assets ratio of 7.89% at September 30, 2008, compared with $397.3 million or a total equity to total assets ratio of 7.64% at December 31, 2007, and $385.6 million or a total equity to total assets ratio of 7.49% at September 30, 2007.

Stock Repurchase Program

Under previously disclosed stock repurchase plans, the Company purchased 272,840 shares of its common stock during the nine month period ended September 30, 2008, for a total of $5.9 million at an average price of $21.77 per share.  There were no shares purchased during the three month period ended September 30, 2008.  At September 30, 2008, there were 1,203,040 shares available for repurchase under previously announced plans.

Dividend Declared

The NBT Board of Directors declared a fourth quarter cash dividend of $0.20 per share at a meeting held today. The dividend will be paid on December 15, 2008, to shareholders of record as of December 1, 2008.

Corporate Overview

NBT is a financial holding company headquartered in Norwich, NY, with total assets of $5.3 billion at September 30, 2008. The company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through three financial services companies.  NBT Bank, N.A. has 122 locations, including 84 NBT Bank offices in upstate New York and 38 Pennstar Bank offices in northeastern Pennsylvania.  EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. Hathaway Insurance Agency, Inc., based in Gloversville, NY, is a full-service insurance agency.  On September 1, 2008, NBT Bancorp Inc. acquired Mang Insurance Agency, a full-service insurance agency based in Binghamton, NY.  More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.hathawayagency.com, www.epic1st.com, and www.manginsurance.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (7) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

NBT Bancorp Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2008	2007	Net Change	Percent Change
	(dollars in thousands, except per share data)

Three Months Ended September 30,
Net Income	$15,083	$15,147	$(64)	0%
Diluted Earnings Per Share	$0.46	$0.46	$0.00	0%
Weighted Average Diluted Common Shares Outstanding	32,453,307	32,921,286	-467,979	-1%
Return on Average Assets (1)	1.13%	1.17%	-0.04%	-3%
Return on Average Equity (1)	14.58%	15.41%	-0.83%	-5%
Net Interest Margin (2)	3.94%	3.56%	0.38%	11%

Nine Months Ended September 30,
Net Income	$43,456	$41,343	$2,113	5%
Diluted Earnings Per Share	$1.34	$1.22	$0.12	10%
Weighted Average Diluted Common Shares Outstanding	32,315,744	33,765,835	-1,450,091	-4%
Return on Average Assets (1)	1.11%	1.08%	0.03%	3%
Return on Average Equity (1)	14.26%	13.77%	0.49%	4%
Net Interest Margin (2)	3.91%	3.61%	0.30%	8%

Asset Quality	September 30, 2008	December 31, 2007	September 30, 2007
Nonaccrual Loans	$23,031	$29,697	$29,087
90 Days Past Due and Still Accruing	$1,691	$882	$1,620
Total Nonperforming Loans	$24,722	$30,579	$30,707
Other Real Estate Owned	$855	$560	$917
Total Nonperforming Assets	$25,577	$31,139	$31,624
Past Due Loans	$24,880	$25,914	$24,044
Allowance for Loan and Lease Losses	$55,803	$54,183	$54,808
Year-to-Date (YTD) Net Charge-Offs	$17,840	$26,498	$12,433
Allowance for Loan and Lease Losses to Total Loans and Leases	1.55%	1.57%	1.60%
Total Nonperforming Loans to Total Loans and Leases	0.69%	0.88%	0.90%
Total Nonperforming Assets to Total Assets	0.48%	0.60%	0.61%
Past Due Loans to Total Loans and Leases	0.69%	0.75%	0.70%
Allowance for Loan and Lease Losses to Total Nonperforming Loans	225.72%	177.19%	178.49%
Net Charge-Offs to YTD Average Loans and Leases (1)	0.67%	0.77%	0.49%

Capital
Equity to Assets	7.89%	7.64%	7.49%
Book Value Per Share	$12.95	$12.29	$11.97
Tangible Book Value Per Share	$8.71	$8.78	$8.43
Tier 1 Leverage Ratio	7.04%	7.14%	7.06%
Tier 1 Capital Ratio	9.51%	9.85%	9.77%
Total Risk-Based Capital Ratio	10.77%	11.10%	11.02%

Quarterly Common Stock Price	2008		2007		2006
Quarter End	High	Low	High	Low	High	Low
March 31	$23.65	$17.95	$25.81	$21.73	$23.90	$21.02
June 30	$25.00	$20.33	23.45	21.80	23.24	21.03
September 30	$36.47	$19.05	23.80	17.10	24.57	21.44
December 31			25.00	20.58	26.47	22.36

(1)  Annualized
(2)  Calculated on a FTE basis

NBT Bancorp Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2008	2007	Net Change	Percent Change
	(dollars in thousands)
Balance Sheet as of September 30,
Loans and Leases	$3,607,321	$3,422,217	$185,104	5%
Earning Assets	$4,899,934	$4,757,886	$142,048	3%
Total Assets	$5,335,158	$5,151,072	$184,086	4%
Deposits	$3,990,794	$3,950,065	$40,729	1%
Stockholders’ Equity	$421,128	$385,646	$35,482	9%

Average Balances
Three Months Ended September 30,
Loans and Leases	$3,605,700	$3,437,798	$167,902	5%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,116,089	$1,142,009	$(25,920)	-2%
Securities Held To Maturity	$148,397	$144,713	$3,684	3%
Regulatory Equity Investment	$40,401	$33,637	$6,764	20%
Short-Term Interest Bearing Accounts	$4,077	$7,714	$(3,637)	-47%
Total Earning Assets	$4,914,664	$4,765,871	$148,793	3%
Total Assets	$5,301,640	$5,122,096	$179,544	4%
Interest Bearing Deposits	$3,258,301	$3,267,440	$(9,139)	0%
Non-Interest Bearing Deposits	$706,803	$656,176	$50,627	8%
Short-Term Borrowings	$154,567	$322,245	$(167,678)	-52%
Long-Term Borrowings	$701,155	$429,459	$271,696	63%
Total Interest Bearing Liabilities	$4,114,023	$4,019,144	$94,879	2%
Stockholders’ Equity	$411,459	$389,863	$21,596	6%

Average Balances
Nine Months Ended September 30,
Loans and Leases	$3,544,787	$3,419,983	$124,804	4%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,112,582	$1,131,533	$(18,951)	-2%
Securities Held To Maturity	$153,010	$144,693	$8,317	6%
Regulatory Equity Investment	$39,730	$33,668	$6,062	18%
Short-Term Interest Bearing Accounts	$6,517	$8,523	$(2,006)	-24%
Total Earning Assets	$4,856,626	$4,738,400	$118,226	2%
Total Assets	$5,236,130	$5,096,608	$139,522	3%
Interest Bearing Deposits	$3,229,338	$3,273,359	$(44,021)	-1%
Non-Interest Bearing Deposits	$678,277	$633,572	$44,705	7%
Short-Term Borrowings	$238,200	$279,443	$(41,243)	-15%
Long-Term Borrowings	$615,383	$453,457	$161,926	36%
Total Interest Bearing Liabilities	$4,082,921	$4,006,259	$76,662	2%
Stockholders’ Equity	$407,127	$401,310	$5,817	1%

NBT Bancorp Inc. and Subsidiaries Consolidated Balance Sheets (unaudited)	September 30, 2008	December 31, 2007	September 30, 2007
(in thousands)

ASSETS
Cash and due from banks	$141,167	$155,495	$139,453
Short term interest bearing accounts	2,426	7,451	9,028
Securities available for sale, at fair value	1,101,103	1,132,230	1,137,890
Securities held to maturity (fair value of $144,303, $149,519 and $143,483 at September 30, 2008, December 31, 2007 and September 30, 2007, respectively)	149,952	149,111	143,447
Federal Reserve and Federal Home Loan Bank stock	39,122	38,102	33,218
Loans and leases	3,607,321	3,455,851	3,422,217
Less allowance for loan and lease losses	55,803	54,183	54,808
Net loans and leases	3,551,518	3,401,668	3,367,409
Premises and equipment, net	65,201	64,042	64,406
Goodwill	113,514	103,398	103,400
Intangible assets, net	24,242	10,173	10,585
Bank owned life insurance	45,037	43,614	43,134
Other assets	101,876	96,492	99,102
TOTAL ASSETS	$5,335,158	$5,201,776	$5,151,072

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$703,406	$666,698	$671,729
Savings, NOW, and money market	1,874,608	1,614,289	1,595,622
Time	1,412,780	1,591,106	1,682,714
Total deposits	3,990,794	3,872,093	3,950,065
Short-term borrowings	150,477	368,467	305,865
Long-term debt	633,462	424,887	377,119
Trust preferred debentures	75,422	75,422	75,422
Other liabilities	63,875	63,607	56,955
Total liabilities	4,914,030	4,804,476	4,765,426

Total stockholders' equity	421,128	397,300	385,646

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,335,158	$5,201,776	$5,151,072

NBT Bancorp Inc. and Subsidiaries	Three months ended September 30,		Nine months ended September 30,
Consolidated Statements of Income (unaudited)	2008	2007	2008	2007
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$58,154	$61,183	$173,991	$181,680
Securities available for sale	13,451	13,847	40,614	40,876
Securities held to maturity	1,343	1,471	4,335	4,440
Other	673	680	2,187	2,139
Total interest, fee and dividend income	73,621	77,181	221,127	229,135
Interest expense:
Deposits	18,351	27,062	59,761	79,996
Short-term borrowings	763	3,885	4,465	9,895
Long-term debt	6,310	3,770	16,241	12,253
Trust preferred debentures	1,154	1,277	3,547	3,817
Total interest expense	26,578	35,994	84,014	105,961
Net interest income	47,043	41,187	137,113	123,174
Provision for loan and lease losses	7,179	4,788	19,460	16,654
Net interest income after provision for loan and lease losses	39,864	36,399	117,653	106,520
Noninterest income:
Trust	1,720	1,701	5,593	4,930
Service charges on deposit accounts	7,414	6,195	20,877	15,600
ATM and debit card fees	2,334	2,159	6,656	6,096
Broker/dealer and insurance revenue	2,338	1,027	4,811	3,203
Net securities gains	1,510	1,484	1,543	1,500
Bank owned life insurance income	491	467	1,423	1,351
Retirement plan administration fees	1,461	1,586	4,840	4,779
Other	1,694	1,908	5,733	5,750
Total noninterest income	18,962	16,527	51,476	43,209
Noninterest expense:
Salaries and employee benefits	16,850	15,876	50,526	44,862
Office supplies and postage	1,322	1,354	3,992	3,984
Occupancy	3,359	2,928	10,396	8,682
Equipment	1,908	1,797	5,595	5,567
Professional fees and outside services	2,205	2,256	7,825	5,840
Data processing and communications	3,155	2,779	9,440	8,501
Amortization of intangible assets	462	413	1,231	1,232
Loan collection and other real estate owned	505	431	1,802	1,036
Impairment on lease residual assets	2,000	-	2,000	-
Other operating	5,292	3,393	13,708	10,409
Total noninterest expense	37,058	31,227	106,515	90,113
Income before income taxes	21,768	21,699	62,614	59,616
Income taxes	6,685	6,552	19,158	18,273
Net income	$15,083	$15,147	$43,456	$41,343
Earnings Per Share:
Basic	$0.47	$0.46	$1.36	$1.23
Diluted	$0.46	$0.46	$1.34	$1.22

NBT Bancorp Inc. and Subsidiaries Quarterly Consolidated Statements of Income (unaudited)	3Q 2008	2Q 2008	1Q 2008	4Q 2007	3Q 2007
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$58,154	$57,220	$58,617	$60,817	$61,183
Securities available for sale	13,451	13,417	13,746	13,971	13,847
Securities held to maturity	1,343	1,478	1,514	1,458	1,471
Other	673	739	775	736	680
Total interest, fee and dividend income	73,621	72,854	74,652	76,982	77,181
Interest expense:
Deposits	18,351	18,712	22,698	26,578	27,062
Short-term borrowings	763	1,362	2,340	3,048	3,885
Long-term debt	6,310	5,629	4,302	4,233	3,770
Trust preferred debentures	1,154	1,146	1,247	1,270	1,277
Total interest expense	26,578	26,849	30,587	35,129	35,994
Net interest income	47,043	46,005	44,065	41,853	41,187
Provision for loan and lease losses	7,179	5,803	6,478	13,440	4,788
Net interest income after provision for loan and lease losses	39,864	40,202	37,587	28,413	36,399
Noninterest income:
Trust	1,720	2,099	1,774	1,584	1,701
Service charges on deposit accounts	7,414	6,938	6,525	7,142	6,195
ATM and debit card fees	2,334	2,225	2,097	2,089	2,159
Broker/dealer and insurance fees	2,338	1,366	1,107	1,052	1,027
Net securities gains	1,510	18	15	613	1,484
Bank owned life insurance income	491	480	452	480	467
Retirement plan administration fees	1,461	1,671	1,708	1,557	1,586
Other	1,694	1,622	2,417	1,973	1,908
Total noninterest income	18,962	16,419	16,095	16,490	16,527
Noninterest expense:
Salaries and employee benefits	16,850	16,906	16,770	14,654	15,876
Office supplies and postage	1,322	1,331	1,339	1,136	1,354
Occupancy	3,359	3,427	3,610	2,948	2,928
Equipment	1,908	1,862	1,825	1,855	1,797
Professional fees and outside services	2,205	2,521	3,099	3,295	2,256
Data processing and communications	3,155	3,115	3,170	2,899	2,779
Amortization of intangible assets	462	378	391	413	413
Loan collection and other real estate owned	505	730	567	597	431
Impairment on lease residual assets	2,000	-	-	-	-
Other operating	5,292	5,153	3,263	4,607	3,393
Total noninterest expense	37,058	35,423	34,034	32,404	31,227
Income before income taxes	21,768	21,198	19,648	12,499	21,699
Income taxes	6,685	6,541	5,932	3,514	6,552
Net income	$15,083	$14,657	$13,716	$8,985	$15,147
Earnings per share:
Basic	$0.47	$0.46	$0.43	$0.28	$0.46
Diluted	$0.46	$0.45	$0.43	$0.28	$0.46